ASYMMETRIC ETFS TRUST
FIRST AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

    This First Amendment (the “Amendment”) to the Investment Advisory Agreement by and between ASYMmetric ETFs Trust, a Delaware business trust (the “Trust”), on behalf of ASYMshares ASYMmetric 500 ETF (the “Fund”) and ASYMmetric ETFs, LLC, a Delaware limited liability company (the “Adviser”), dated February 12, 2021, (the “Agreement”), is made and entered into as of June 3, 2021, retroactively effective as of the commencement of operations of the Fund, by the Trust and the Adviser. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.
Pursuant to Section 9 of the Agreement, the Trust and the Adviser agree to amend the Agreement as follows:
1.Effective as of the Fund’s commencement of operations, the first paragraph captioned “Expenses” under Section 3 of the Agreement is deleted in its entirety and replaced with the following:
    Expenses. During the term of this Agreement, except for (i) the fee payment under this Agreement, (ii) payments under each Fund’s 12b-1 plan, (iii) brokerage expenses, (iv) acquired fund fees and expenses, (v) taxes, (vi) interest (including borrowing costs and dividend expenses on securities sold short), and (vii) litigation expenses and other extraordinary expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto), the Adviser shall pay all of the expenses of each Fund, including but not limited to:

. . .

2.Except as expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its respective terms.
3.This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principals thereof and in accordance with the applicable provisions of the Investment Company Act of 1940, as amended.
4.This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
5.If any provision of this Amendment is held to be invalid, the remaining provisions of the Amendment shall continue to be valid and enforceable.
*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers as of June 3, 2021.

ASYMmetric ETFs Trust By: /s/ Darren Schuringa______________ Name: Darren Schuringa Title: Chief Executive Officer	ASYMmetric ETFs, LLC By: /s/ Darren Schuringa______________ Name: Darren Schuringa Title: Chief Executive Officer

2